Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use, in the Prospectus constituting a part of this Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-210152), of our report dated June 29, 2015 (which report expresses an unqualified opinion and includes an emphasis of matter paragraph concerning the ability of VistaGen Therapeutics, Inc. to continue as a going concern) relating to the consolidated financial statements of VistaGen Therapeutics, Inc., which is contained in that Prospectus.

We also consent to the reference to us under the caption Experts in the Prospectus.

/s/ OUM & CO. LLP

San Francisco, California
May 8, 2016